03/05/12

J. Robert Flesher
25 Mission Mtn Rd
Clancy, MT 59634
406-202-3265

To whom it may concern,

     I graduated From Montana State University in Boxeman, Mt, in 1983 with a B.S. in Earth Science, Geology Option, I also minored in Soil Science and Hydrology.

     I have been employed in the Natural Resources industry since 1984. I have held numerous positions including Hydrologic Consultant, Mill Operator, Lab Technician, Underground Ore Control Geologist, and Mine Pit Surveyor. I have a wide rage of experience and have participated in some capacity in nearly all aspects of hard rock mining operations. I have worked with several types of mine modeling software including Gemcom and currently use Vulcan.

     I am currently the VP of Geology and Mining for the Grant Hartford Corporation (GHC). I have been employed by GHC since December, 2007. My responsibilities include but are not limited to; exploration drill planning and design, mine design, ore modeling and reserve estimation, permitting and bonding, and completion and assistance in numerous reports in regards to the project. I am also currently the corporate Safety Office and am responsible for the overall safety program and compliance with MSHA regulations.

     I hereby consent to the reference of my sections of the document dated March 6th, 2012, in the Description of Property By Grant Hartford Corporation (the "Company"). I confirm that I have reviewed Grant Hartford Corporation's use of my sections of the report and concur with its contents. I also consent to the inclusion of my name as an expert in the "Description of Property By Grant Hartford Corporation Pursuant to SEC Industry Guide 7"; the Company's filing pursuant to the Exchange Act of 1934, as amended; and the filing of this consent as an exhibit to the company's public filings.

Sincerely,

/s/J. Robert Flesher

J. Robert Flesher
VP Geology and Mining
Grant Hartford Corp.